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                                                                   EXHIBIT 21.1

                        HALL, KINION & ASSOCIATES, INC.

                             LIST OF SUBSIDIARIES

   HALL KINION AND ASSOCIATES, UL LIMITED, a wholly owned subsidiary of the Registrant organized under the laws of the United Kingdom.

   GROUP-IPEX, INC., a wholly owned subsidiary of the Registrant, organized under the laws of the State of California.

   TKO, Personnel, Inc., a wholly owned subsidiary of the Registrant, organized under the laws of the State of California.

   Interactive Acquisition Corporation, a wholly owned subsidiary of the Registrant, organized under the laws of the State of Delaware.

   Huntington Acquisition Corporation, a wholly owned subsidiary of the Registrant, organized under the laws of the State of Delaware.